Exhibit 10.2

July 8, 2025

Geraldine Bullard

Dear Geri:

This letter agreement (the “Agreement”) sets forth our agreement regarding your appointment as Interim Chief Executive Officer (“CEO”) of First Northwest Bancorp (the “Company”), the Company’s wholly owned subsidiary First Fed Bank (the “Bank,” and together with the Company, “First Fed”). In exchange for the promises of you and First Fed as set forth below, you and First Fed agree as follows:

1. Appointment. Effective July 13, 2025 (the “Effective Date”), you shall be appointed, and shall serve, as Interim CEO of the Company and the Bank. You agree to perform the duties that are customarily performed by the CEO of a bank holding company and a state-chartered banking institution and such other duties, all as prescribed by First Fed’s Boards of Directors (the “Board”). You further agree to discharge the same faithfully and to the best of your ability and the highest and best standards of the banking industry, in accordance with all applicable laws, as well as with First Fed’s Articles of Incorporation, Bylaws, policies, and procedures.

2. Salary. During the period of your appointment as Interim CEO, until the commencement of employment of a regular full-time CEO (a “New CEO”), up to a maximum of twelve (12) months following the date of this Agreement, your annual salary rate shall be increased by $143,000 (the “Salary Adjustment”) (i.e., from a rate of $355,000 annually (the “Original Salary”) to a rate of $498,000 annually).

3. Retention Bonus. If you remain continuously employed by First Fed through the sixty-first (61st) day following the commencement of employment of the New CEO (such 61st day, the “Retention Date”), you will be paid a retention bonus equal to $250,000 (the “Retention Bonus”) within thirty (30) days after the Retention Date. You will not receive the Retention Bonus if your employment terminates prior to the Retention Date for any reason, except that if First Fed terminates your employment without Cause (as defined in the Amended First Fed Bank Executive Change in Control Plan (the “CIC Plan”)) before the Retention Date and you are not eligible for benefits under the CIC Plan, then, subject to your timely executing and not revoking a standard release of all claims against First Fed and related parties (in a form to be provided by First Fed) and complying with your continuing obligations to First Fed, you shall receive the Retention Bonus within sixty (60) days following your termination date. For the avoidance of doubt, if you are eligible to receive the Change in Control Severance Benefits under the CIC Plan prior to the Retention Date, you will not also receive the Retention Bonus set forth in this paragraph.

4. Equity Grant. As soon as practicable, the Company will grant you an award of 7,500 shares of restricted stock (the “Appointment Grant”) under the First Northwest Bancorp 2020 Equity Incentive Plan (“EIP”). The Appointment Grant shall vest in full upon the twelve (12) month anniversary of the Effective Date, provided that a Disqualifying Termination has not occurred prior to that date. For purposes of this Agreement, a “Disqualifying Termination” means (i) First Fed terminated your employment for Cause (as defined in the CIC Plan) before the Retention Date, or (ii) you resigned before the Retention Date. The Appointment Grant will be subject to the terms and conditions of the EIP and the award agreement.

5. Change in Control Severance. While employed as the Interim CEO and during any period of employment following your service as Interim CEO, you will continue to participate in, have a right to the benefits under, and be subject to the obligations under the CIC Plan as in effect on the Effective Date; provided, however, that you agree that, notwithstanding anything to the contrary in the CIC Plan or your participation agreement thereunder, (i) neither the elimination of the Salary Adjustment, nor a change in your title, role or responsibilities, in either case in connection with or following the hiring of a New CEO shall be “Good Reason” for purposes of the CIC Plan, (ii) your salary for purposes of determining benefits under the CIC Plan shall be the Original Salary unless your salary is adjusted other than pursuant to this Letter Agreement, in which case such adjusted salary shall be used, subject to the terms and conditions of the CIC Plan and (iii) if a Covered Period (as defined in the CIC Plan) commences prior to the Retention Date and you receive the Retention Bonus, then any payments you may become eligible for under the CIC Plan will be reduced by the amount of the Retention Bonus.

6. At-Will Employment. Your employment with First Fed continues to be at will, meaning that either you or First Fed may terminate your employment at any time and for any reason, subject to this Agreement and the CIC Plan.

7. Other Terms and Conditions. Any compensation provided by First Fed is subject to recoupment or clawback under any applicable clawback or recoupment policy that is generally applicable to First Fed’s executives, as may be in effect from time to time, or as required by law, including First Fed’s Compensation Clawback Policy, adopted September 19, 2023, as may be amended from time to time. Further, First Fed’s obligation to make payments is subject to applicable law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and part 359 of the regulations of the Federal Deposit Insurance Corporation, 12 C.F.R. Pt. 359.

8. Legal Fees. Within thirty (30) days following the execution of this Agreement and subject to timely receipt of appropriate substantiation, First Fed will reimburse you for your reasonable legal fees incurred in connection with the review of this Agreement.

9. Taxes. All compensation and benefits will be subject to applicable taxes and withholding. You and First Fed intend that the provisions of this Agreement qualify for an exemption under Section 409A of the Internal Revenue Code (“Section 409A”) or comply with the requirements thereof, provided, however, that nothing herein shall transfer liability for any tax or penalty (including under Section 409A) from you to First Fed, the Board, or any other person or entity. If the period of time during which you have discretion to execute and/or revoke a release agreement includes two calendar years, payments contingent on such release agreement will not be paid until the second calendar year. If you are considered a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i)) on the date of your “separation from service” (within the meaning of Section 409A), any payment that is subject to Section 409A and payable due to your termination of employment will not be made until the earlier of the six (6) month anniversary of your “separation from service” or the date of your death, and will be accumulated and paid on such date.

10. General Provisions. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. All other current terms and conditions of your employment not addressed herein, including your participation in other compensation and benefit programs, shall continue unchanged, and otherwise this Agreement contains the entire agreement of you and First Fed regarding the subject matter hereto and supersedes any other agreements, discussions or understanding regarding the subject matter hereto. This Agreement may only be amended in writing signed by you and First Fed.

If this Agreement correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

[Signature Page Follows]

Very truly yours,

/s/ Cindy Finnie
Cindy Finnie
Chair of the Boards of Directors
First Northwest Bancorp and First Fed Bank

Accepted and agreed to:

/s/ Geri Bullard	July 8, 2025
Signature	Date
Geri Bullard